PRESS RELEASE
                        -------------


                       OCTOBER 21, 1999

                  COOPERATIVE BANKSHARES, INC.
              ANNOUNCES STOCK REPURCHASE PROGRAM



     Wilmington, North Carolina -- Cooperative Bankshares, Inc. announced today that it is commencing a stock repurchase program to acquire up to 138,000 shares of the Corporation's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Frederick Willetts, III, President of the Corporation, stated that the Board of Directors has authorized the repurchase program which is expected to be completed within 6 months. Mr. Willetts explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. In addition, it is expected that a reduction in the amount of the Corporation's outstanding stock will have the effect of increasing the Corporation's per share earnings and book value.

     According to Mr. Willetts, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.